UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 29, 2010
(Date of earliest event reported)

US Ecology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11688 (Commission File Number)	95-3889638 (IRS Employer Identification Number)

300 E. Mallard Dr., Suite 300, Boise, ID (Address of principal executive offices)		83706 (Zip Code)

(208) 331-8400 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On October 29, 2010, US Ecology, Inc. (the “Company”) entered a credit agreement (the “Credit Agreement”) with Wells Fargo National Association (“Wells Fargo”) which provides for an aggregate commitment from Wells Fargo of $95 million.  The Credit Agreement replaces our $20 million revolving credit agreement with Wells Fargo dated June 30, 2008 as amended on June 15, 2010.

The Credit Agreement provides for a $20 million revolving line of credit (the “Revolving Line of Credit”) with a maturity date of June 15, 2013 and a $75 million reducing revolving line of credit (the “Reducing Revolving Line of Credit”) with a maturity date of November 1, 2015.

Revolving Line of Credit
The Revolving Line of Credit provides up to $20 million in revolving credit loans or letters of credit for working capital needs (the “Commitment Amount”).  Under the Revolving Line of Credit, revolving loans are available based on the Prime Rate or LIBOR, at the Company’s option, plus an applicable margin, which is determined according to a pricing grid under which the interest rate decreases or increases based on our ratio of funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Interest only payments are due either monthly or on the last day of any interest period, as applicable.

Reducing Revolving Line of Credit
The Reducing Revolving Line of Credit provides an initial commitment amount of $75 million the proceeds of which were used to acquire all of the shares of Stablex (as defined below) as more fully described in Item 2.01of this report, and thereafter will be used to provide financing for working capital needs (the “Reducing Revolving Commitment Amount”).  The initial Reducing Revolving Commitment Amount is reduced by $2,780,000 on the last day of each June, September, December and March beginning June 30, 2011 continuing through November 1, 2015. Under the Reducing Revolving Line of Credit revolving loans are available based on the Prime Rate or LIBOR, at the Company’s option, plus an applicable margin, which is determined according to a pricing grid under which the interest rate decreases or increases based on our ratio of funded debt to EBITDA.  Interest only payments are due either monthly or on the last day of any interest period, as applicable.

In addition to standard fees, there are origination fees and commitment fees based on the average daily unused portion of the Commitment Amount and the Reducing Revolving Commitment Amount. The credit agreement contains certain quarterly financial covenants, including a maximum funded debt ratio, a maximum fixed charge coverage ratio, a minimum required tangible net worth and a minimum current ratio. In addition, we may only declare quarterly or annual dividends if on the date of declaration, no event of default has occurred, or no other event or condition has occurred that would constitute an event of default after giving effect to the payment of the dividend.

A copy of Credit Agreement is filed as Exhibit 10.52 hereto and is incorporated by reference herein.  The description above is qualified in its entirety by reference to the full text of Credit Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On October 31, 2010, the Company through a wholly-owned subsidiary acquired all of the outstanding shares of Seaway TLC Inc. and its wholly-owned subsidiaries Stablex Canada Inc. and Gulfstream TLC, Inc. (Seaway TLC Inc., Stablex Canada, Inc. and Gulfstream TLC, Inc. collectively “Stablex”) from Marsulex Inc. pursuant to a Share Purchase Agreement dated September 13, 2010.  The purchase price consisted of $80 million Canadian dollars that was funded through a combination of cash on hand and borrowings under a $75 million Reducing Revolving Line of Credit facility (as more fully described in Item 1.01 of this report).  The purchase price is subject to post-closing adjustments based on the amount of working capital at closing and the amount of capital expenditures made by Stablex prior to closing.  Stablex is a leading North American provider of hazardous waste services.

The foregoing description of the acquisition of Stablex is not complete and is qualified in its entirely by reference to the Share Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q on October 28, 2010.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated into this Item 2.03.

Item 7.01  Regulation FD Disclosure

On November 1, 2010, the Company issued a press release announcing the consummation of its previously announced acquisition of Stablex and the Company’s entry into the Credit Agreement.  A copy of the press release is attached to this report as Exhibit 99.1

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference under any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statement of businesses acquired.

The financial statements with respect to the transaction described in Item 2.01 will be filed by the Company no later than January 14, 2011.

(b)	Pro forma financial information.

The pro forma financial information with respect to the transaction described in Item 2.01 will be filed by the Company no later than January 14, 2011.

(d)	Exhibits

10.52	Credit Agreement between Wells Fargo Bank, National Association and US Ecology, Inc. dated October 29, 2010.

99.1	Press release issued by the Company on November 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US Ecology, Inc.
(Registrant)

Date: November 1, 2010	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.52	Credit Agreement between Wells Fargo Bank, National Association and US Ecology, Inc. dated October 29, 2010

99.1	Press release issued by the Company on November 1, 2010